Exhibit 99.1

IDT Corporation Reports Fourth Quarter and Full Year Fiscal 2014 Results

NEWARK, NJ — October 6, 2014:  IDT Corporation (NYSE: IDT) reported diluted earnings per share (EPS) of $0.33 and Non-GAAP diluted EPS* of $0.39 on revenue of $420.7 million for the fourth quarter of its fiscal year 2014, the three months ended July 31, 2014.  For the full FY 2014, IDT earned $0.82 per diluted share on revenue of $1,651.5 million.  FY 2014 Non-GAAP diluted EPS was $1.41.

FOURTH QUARTER AND FULL YEAR 2014 HIGHLIGHTS
(Unless otherwise noted, results are consolidated; 4Q14 are compared to 4Q13, and FY 2014 are compared to FY 2013).

•	4Q14 revenue increased to $420.7 million from $412.1 million, the 17th year over year quarterly increase in the last 18 quarters. FY 2014 revenue increased to $1,651.5 million from $1,620.6 million;

•	4Q14 Adjusted EBITDA* increased to $10.4 million from $9.7 million, the tenth consecutive year-over-year quarterly increase. FY 2014 Adjusted EBITDA* increased to $45.3 million from $39.4 million;

•
4Q14 income from operations increased to $5.8 million from $1.4 million (4Q13 income from operations included a non-routine impairment of real estate of $4.4 million).  FY 2014 income from operations increased to $29.8 million from $29.4 million;

•
4Q14 net income attributable to IDT increased to $7.7 million, including a net benefit from income taxes of $4.1 million, from a net loss of $3.7 million in 4Q13. FY 2014 net income attributable to IDT increased to $18.8 million from $11.6 million;

•	4Q14 diluted EPS increased to $0.33 from a diluted loss per share of $0.17. FY 2014 diluted EPS increased to $0.82 from $0.52;

•	4Q14 non-GAAP diluted EPS* increased to $0.39 from $0.13. FY 2014 Non-GAAP diluted EPS* increased to $1.41 from $1.09;

•	Net cash provided by operating activities in 4Q14 increased to $16.1 million from $12.1 million; FY 2014 net cash provided by operating activities was $45.7 million compared to $57.2 million.

Shmuel Jonas, IDT’s Chief Executive Officer, said, “Our Boss Revolution offerings continued to achieve solid year-over-year revenue increases on both a quarterly and annual basis.  During the fourth quarter, we ramped up Boss Revolution marketing for the World Cup while working on integrating IDT Messaging into our product offerings, which impacted SG&A and CAPEX, respectively.  We also prepared to launch Net2Phone Office, which will be our first unified communications offering targeted specifically to small and medium sized enterprises.

“After the quarter-end, we reached an agreement to sell our majority stake in Fabrix Systems to Ericsson and expect the deal to close soon.  While I am sorry to see the Fabrix team leave IDT, I expect that they will continue to be remarkably successful at Ericsson.  My IDT colleagues and I wish them all the best.

“Meanwhile, we continue to be very excited about the organic growth at Zedge, which passed a significant milestone this quarter, surpassing 100 million downloads on Android phones alone.  This puts Zedge in an elite group with some of the biggest names in social media, games and mobile entertainment,” Jonas concluded.

*Throughout this release, Adjusted EBITDA and Non-GAAP diluted EPS for all periods presented are non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP.  Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

Also throughout this release, IDT’s operating results for fiscal 2013 have been adjusted to reflect the spin-off of Straight Path Communications Inc. in July 2013. Straight Path Communications Inc. is accounted for as a discontinued operation for all periods presented.

4Q14 AND FY 2014 OPERATING RESULTS BY SEGMENT
(Results are for 4Q14 unless otherwise noted).

TPS

IDT’s Telecom Platform Services (TPS) segment accounted for 97.5% of IDT’s revenue in 4Q14 and 97.8% in FY 2014.  TPS markets and distributes multiple communications and payment services across four broad business verticals: Retail Communications, Wholesale Termination Services, Payment Services and Hosted Platform Solutions.

TPS’ minutes of use were 7.35 billion, an increase from 7.29 billion (+0.8%) in 4Q13 and a decrease from 7.59 billion (-3.3%) in 3Q14 although the third quarter had three fewer days than the fourth.  For FY 2014, TPS’s minutes of use were 29.59 billion, compared to 32.67 billion in FY 2013.  TPS’ 4Q14 revenue was $410.1 million, an increase from $404.2 million (+1.4%) in the year ago quarter and from $394.6 million (+3.9%) in the prior quarter.   For the full fiscal year, TPS’ revenue was $1,615.6 million, an increase from $1,588.1 million (+1.7%) compared to FY 2013.

•
Retail Communications’ revenue in 4Q14 was $181.0 million, an increase from $176.7 million (+2.4%) in 4Q13 and from $172.5 million (+5.0%) in 3Q14. Sales of international calling services on the Boss Revolution platform increased 15.9% year over year and 6.2% sequentially due to growth in the number of active Boss Revolution retailers and customers.  Year-over-year, Boss Revolution PIN-less growth more than offset continued declines in revenue from the sale of traditional disposable prepaid calling cards in the U.S. and overseas.  Retail Communications’ revenue for FY 2014 totaled $695.8 million compared to $656.7 million (+5.9%) in FY 2013.  Retail Communications’ revenue comprised 44.1% of TPS’ total revenue in 4Q14 and 43.1% of TPS’ FY 2014 revenue.

•
Wholesale Termination Services’ revenue was $164.9 million, an increase from $164.7 million (+0.1%) in 4Q13 and an increase from $161.0 million (+2.4%) in 3Q14.    For FY 2014, revenue was $672.3 million compared to $687.9 million (-2.3%) in FY 2013. Year over year, IDT took advantage of certain pricing shift opportunities in Latin America resulting from disparities in local currency exchange rates to offset the decline in revenue from other components of Wholesale Termination Services.  Wholesale Termination Services’ revenue comprised 40.2% of TPS’ total revenue in 4Q14 and 41.6% of TPS’ FY 2014 revenue.

•
Payment Services’ revenue in 4Q14 was $53.2 million, an increase from $51.6 million (+3.2%) in 4Q13 and an increase from $50.2 million (+6.0%) in 3Q14.  The year over year and sequential increases primarily reflect an effort to boost market share with more aggressive pricing on international mobile top-up sales in response to increased competition generally among resellers. Revenue from IDT’s nascent international money transfer business was not yet significant.  For FY 2014, revenue was $202.5 million compared to $193.5 million (+4.6%) in FY 2013.  Payment Services revenue comprised 13.0% of total TPS revenue in 4Q14 and 12.5% of TPS’ FY 2014 revenue.

•
Hosted Platform Solutions’ revenue was $10.9 million, a decrease from $11.3 million           (-3.1%) in 4Q13 and relatively unchanged from $10.9 million (+0.4%) in 3Q14.  A significant portion of Hosted Platform Solutions revenue is generated from IDT’s cable telephony business. For FY 2014, revenue was $45.0 million compared to $50.1 million (-10.0%) in FY 2013.  During 4Q14, IDT renewed key five year contracts with some of its largest cable clients, and intends to pursue selected growth opportunities in this line of business that has been in harvest mode.  Hosted Platform Solutions’ revenue comprised 2.7% of total TPS revenue in 4Q14 and 2.8% of TPS’ FY 2014 revenue.

TPS’ direct cost of revenue as a percentage of TPS’ revenue was 84.6% in 4Q14, a decrease of 20 basis points year over year and an increase of 90 basis points sequentially.  The year over year improvement primarily reflects the impact from the wholesale carrier opportunity in Latin America discussed above, and from the positive effect of the more rapid growth of the relatively higher margin Retail Communications business compared to the relatively lower margin Wholesale Termination Services business.  For the full fiscal year, TPS’ direct cost of revenue was 84.1% of revenue compared to 84.8% of revenue in FY 2013, primarily reflecting the growth of relatively higher margin Retail Communications’ revenue compared to relatively lower margin Wholesale Termination Services’ revenue.

TPS’ SG&A expense increased to $51.2 million from $48.0 million (+6.6%) in 4Q13 and from $48.3 million (+5.9%) in 3Q14.  Expressed as a percentage of TPS’ revenue, TPS’ 4Q14 SG&A was 12.5%, compared to 11.9% in 4Q13 and 12.2% in 3Q14.  TPS’ SG&A expense in FY 2014 increased to $198.8 million from $189.3 million (+5.0%) in FY 2013.  As a percentage of revenue, SG&A expense in FY 2014 was 12.3% compared to 11.9% in FY 2013. The year over year, sequential and full fiscal year increases are attributable primarily to higher employee headcount and increased marketing and advertising expense.   The latter is partially attributable to advertising and promotions during the World Cup and to a sustained, multi-faceted effort to continue to increase Boss Revolution’s brand awareness and distribution reach.

TPS’ Adjusted EBITDA decreased to $12.0 million from $13.4 million (-10.6%) in 4Q13 and from $15.9 million (-24.5%) in 3Q14.  The year over year and sequential decreases reflect the increases in SG&A expense in 4Q14.  For FY 2014, Adjusted EBITDA increased to $58.2 million from $51.8 million (+12.4%) in FY 2013 as the increase in revenue more than offset the increases in direct cost of revenue and SG&A expense.

TPS’ depreciation and amortization expense was $3.6 million in 4Q14 compared to $3.3 million (+9.6%) in 4Q13 and $3.5 million (+2.6%) in 3Q14.  Depreciation increased due to increases in capital expenditures in recent periods driven by increasing investment in new products including IDT Messaging, Net2Phone Office, and the Boss Revolution Calling App.  For FY 2014, depreciation and amortization expense increased to $13.8 million from $12.3 million (+11.6%) in FY 2013.

TPS’ income from operations decreased to $8.8 million from $10.1 million (-17.1%) in 4Q13 and $12.4 million (-32.3%) in 3Q14.  For FY 2014, income from operations totaled $45.1 million compared to $48.7 million (-7.4%) in FY 2013.

Zedge

Zedge owns and operates a popular online platform for mobile phone consumers interested in obtaining free, high quality games, apps, and mobile phone customization content including ringtones, wallpapers, and notification sounds.  Zedge’s app, available on Android, iOS and Windows Mobile boasts more than 120 million downloads.  Zedge has averaged among the top 20 most popular apps in the Google Play store for the last four years and recently became a top 20 app in the Windows Mobile store.  As a result of Zedge’s large, active user base, it is able to offer advertisers, game developers, musicians and artists a scalable, non-incentivized, user acquisition platform with global reach.  IDT currently owns approximately 83% (69% on a fully diluted basis) of Zedge.

Zedge’s revenue is generated by selling advertising inventory across its apps and websites and from mobile game installations on Android.  Zedge’s revenue was $1.7 million in 4Q14, an increase compared to $1.62 million in 4Q13 (+7.5%) and $1.63 million in 3Q14 (+6.7%). Full year FY 2014 revenue was $6.5 million compared to $5.8 million (+12.5%) in FY 2013.  The increases are due to the growth of Zedge’s smartphone user base on both Android and iOS, its ability to optimize ad inventory performance and its direct distribution relationships with premium game publishers.  As of July 31, 2014, active installs on Android and iOS were 49 million compared to 31 million a year earlier.

Zedge’s SG&A expense was $1.2 million compared to $1.1 million (+10.1%) in 4Q13 and $1.2 million (-4.2%) in the prior quarter.  FY 2014 SG&A expense was $4.3 million compared to $3.8 million (+12.7%) in FY 2013.

Zedge’s Adjusted EBITDA was $0.3 million, compared to $0.4 million in 4Q13 and $0.2 million in 3Q14.  FY 2014 Adjusted EBITDA was $1.3 million compared to $1.1 million in FY 2013.  Zedge’s income from operations was $0.1 million, compared to income from operations of $0.2 million in 4Q13 and a loss from operations of $0.1 million in 3Q14.  Income from operations in FY 2014 and FY 2013 was $0.3 million.

CPS

Consumer Phone Services (CPS) sells local and long distance services in the United States.  CPS has been in harvest mode since fiscal 2006 -- maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

CPS’ revenue was $2.5 million compared to $3.4 million (-24.6%) in 4Q13 and $2.6 million (-3.5%) in the prior quarter.  FY 2014 revenue was $11.0 million compared to $14.5 million (-24.1%) in FY 2013.  Income from operations was $0.4 million in 4Q14, equal to the 4Q13 level and a slight reduction compared to $0.5 million in 3Q14.  Income from operations in both FY 2014 and FY 2013 was $1.8 million.  The CPS segment business continues to decline in harvest mode.

ALL OTHER

All Other includes Fabrix, a software development company specializing in highly efficient cloud-based video processing, storage and delivery, IDT’s real estate holdings and other small businesses.

All Other’s revenue was $6.3 million, an increase from $3.1 million (+101.7%) in 4Q13, and from $4.9 million (+28.3%) in 3Q14.  For FY 2014, revenue was $18.4 million compared to $12.2 million (+50.7%) in FY 2013.  The quarterly and annual increases were due to Fabrix’s product sales to cable system operators and other media content providers, who utilize Fabrix’s software to efficiently store, process and distribute video for both remote DVR and deep storage applications.  Fabrix generally recognizes revenue from the sale of its software licenses and support services from the date on which the customer accepted delivered orders over the term of the related software support agreements.

All Other’s direct cost of revenue as a percentage of revenue was 16.3%, an improvement from 17.1% in 4Q13 but a deterioration from 13.3% in 3Q14.   For FY 2014, direct cost of revenue was 15.1% of revenue compared to 11.5% in FY 2013.

All Other’s SG&A expense was $1.9 million, an increase from $1.5 million (+24.4%) in 4Q13, and from $1.7 million (+8.6%) in 3Q14.  SG&A expense in FY 2014 was $6.8 million compared to $5.0 million (+33.8%) in FY 2013.

Research and development expense, which is entirely incurred by Fabrix, was $2.6 million, compared to $2.2 million in 4Q13 and $2.5 million in 3Q14.  R&D expense in FY 2014 was $10.0 million compared to $7.2 million in FY 2013.

All Other generated Adjusted EBITDA of $0.8 million, compared to an Adjusted EBITDA loss of $1.2 million in 4Q13 and break even in 3Q14.  For FY 2014, the Adjusted EBITDA loss was $1.1 million compared to $1.4 million in the prior year. The improvements reflect the continued growth in Fabrix revenue.

All Other’s income from operations was $0.4 million, compared to losses from operations of $5.9 million in 4Q13 and $0.4 million in 3Q14.  For FY 2014, the loss from operations totaled $2.0 million compared to a loss from operations of $7.4 million in FY 2013. The loss from operations in 4Q13 and FY 2013 included a non-routine impairment of real estate of $4.4 million.

Subsequent to the close of its fiscal year, IDT reached an agreement to sell its interests in Fabrix to Ericsson.  As previously announced, the sale price for 100% of the shares in Fabrix is $95 million, subject to working-capital and other customary adjustments.  IDT owns approximately 78% of Fabrix on a fully diluted basis.  The transaction is expected to close sometime this month.

CONSOLIDATED RESULTS AND BALANCE SHEET

Consolidated results in all periods presented include corporate overhead.  In 4Q14, Corporate G&A expense, was $3.1 million.  Corporate G&A was $3.4 million in 4Q13 and $3.3 million in 3Q14.  For the 2014 fiscal year, Corporate G&A expense was $14.8 million compared to $13.9 million in FY 2013.

Net income attributable to IDT in 4Q14 was $7.7 million, compared to a net loss of $3.7 million in 4Q13.  Net income attributable to IDT in 4Q14 includes a net tax benefit of $4.1 million.  Due to the recent and expected future profitability of one of IDT’s foreign subsidiaries, IDT fully reversed the valuation allowance that had been applied against this subsidiary’s deferred income tax assets.

As of July 31, 2014, IDT had $166.7 million in unrestricted cash, cash equivalents and marketable securities. In addition, IDT had $68.5 million in current and long-term restricted cash and cash equivalents, which included $64.4 million in customer deposits held by IDT’s Gibraltar based bank.  Notes payable, consisting of a mortgage on real estate, totaled $6.6 million.  In addition, at July 31, 2014, total current liabilities included $13.0 million outstanding under IDT Telecom’s revolving credit facility.  Total current assets were $338.9 million and total current liabilities were $368.0 million.

Net cash provided by operating activities during 4Q14 was $16.1 million, compared to $12.1 million during 4Q13 and $20.5 million in 3Q14.  Net cash provided by operating activities in FY 2014 was $45.7 million, compared to $57.2 million in the prior year. Capital expenditures in the corresponding full year periods were $17.0 million compared to $14.5 million.

DIVIDEND

On October 3, 2014, IDT paid a quarterly dividend of $0.17 per share of Class A and Class B common stock for the fourth quarter of FY 2014.  The dividend was paid to stockholders of record as of the close of business on September 29, 2014. The ex-dividend date was September 25, 2014.  The distribution was an ordinary dividend for tax purposes.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

IDT will host a conference call at 5:30 PM ET today, October 6th, beginning with management’s discussion of financial and operational results, business outlook and strategy, followed by Q&A.

To listen to the call and participate in the Q&A, dial toll-free 1-877-300-8521 (from U.S.) or 1-412-317-6026 (international) and request the IDT Corporation call.

An audio replay of the conference call will be available one hour after the call concludes through October 13, 2014 by dialing 1-877-870-5176 (toll free from the U.S.) or 1-858-384-5517 (international) and providing the conference code: 10050706.  An audio replay will also be available by streaming from the IDT website investor relations site: www.idt.net/ir after the call concludes.

Copies of this release - including the reconciliation of the non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides retail telecommunications and payment services to help immigrants and the under-banked conveniently and inexpensively communicate and share resources around the world.  IDT Telecom’s wholesale business is a leading global carrier of international long distance calls.  IDT also holds majority interests in two companies focused on high growth industries:  Zedge (www.zedge.net), a mobile content discovery and acquisition platform, that includes one of the most popular Apps for Android and iOS; and Fabrix Systems (www.fabrixsystems.com), a cloud based storage and computing platform, that provides a scalable solution optimized for media and big data processing and delivery.  The sale of IDT’s interest in Fabrix is pending.   For more information, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors.  Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

July 31 (in thousands)	2014	2013
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$153,823	$151,600
Restricted cash and cash equivalents—short-term	65,706	34,988
Marketable securities	12,873	9,684
Trade accounts receivable, net of allowance for doubtful accounts of $11,507 and $13,079 at July 31, 2014 and 2013, respectively	69,330	65,078
Prepaid expenses	21,799	19,175
Deferred income tax assets, net—current portion	2,953	1,689
Other current assets	12,381	12,730
TOTAL CURRENT ASSETS	338,865	294,944
Property, plant and equipment, net	81,760	80,742
Goodwill	14,830	14,807
Other intangibles, net	1,742	1,390
Investments	10,008	9,605
Restricted cash and cash equivalents—long-term	2,763	2,767
Deferred income tax assets, net—long-term portion	16,248	20,000
Other assets	14,715	11,152
TOTAL ASSETS	$480,931	$435,407
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving credit loan payable	$13,000	$21,062
Trade accounts payable	42,135	39,323
Accrued expenses	142,528	145,432
Deferred revenue	101,165	91,227
Customer deposits	62,685	28,663
Income taxes payable	732	761
Dividends payable	—	1,837
Notes payable—current portion	271	535
Other current liabilities	5,468	4,829
TOTAL CURRENT LIABILITIES	367,984	333,669
Notes payable—long-term portion	6,353	6,624
Other liabilities	5,430	5,978
TOTAL LIABILITIES	379,767	346,271
Commitments and contingencies
EQUITY:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at July 31, 2014 and 2013	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 24,587 and 24,275 shares issued and 21,653 and 21,397 shares outstanding at July 31, 2014 and 2013, respectively	246	243
Additional paid-in capital	392,858	388,533
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,934 and 2,878 shares of Class B common stock at July 31, 2014 and 2013, respectively	(99,841)	(98,836)
Accumulated other comprehensive income	3,668	2,341
Accumulated deficit	(196,725)	(203,711)
Total IDT Corporation stockholders’ equity	100,239	88,603
Noncontrolling interests	925	533
TOTAL EQUITY	101,164	89,136
TOTAL LIABILITIES AND EQUITY	$480,931	$435,407

IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Year ended July 31 (in thousands, except per share data)	2014	2013	2012
	(unaudited)
REVENUES	$1,651,541	$1,620,617	$1,506,283
COSTS AND EXPENSES:
Direct cost of revenues (exclusive of depreciation and amortization)	1,367,266	1,355,573	1,269,386
Selling, general and administrative (i)	228,934	218,469	206,906
Depreciation and amortization	16,318	14,910	16,648
Research and development	10,018	7,166	4,569
Impairment of building and improvements	—	4,359	—
TOTAL COSTS AND EXPENSES	1,622,536	1,600,477	1,497,509
Other operating gains (losses), net	835	9,251	(15,870)
Income (loss) from operations	29,840	29,391	(7,096)
Interest expense, net	(148)	(824)	(2,985)
Other (expense) income, net	(4,700)	5,383	(1,767)
Income (loss) from continuing operations before income taxes	24,992	33,950	(11,848)
(Provision for) benefit from income taxes	(3,982)	(15,872)	42,782
Income from continuing operations	21,010	18,078	30,934
Discontinued operations, net of tax:
(Loss) income from discontinued operations	—	(4,634)	5,851
Income on sale of discontinued operations	—	—	2,000
Total discontinued operations	—	(4,634)	7,851
NET INCOME	21,010	13,444	38,785
Net income attributable to noncontrolling interests	(2,226)	(1,837)	(137)
NET INCOME ATTRIBUTABLE TO IDT CORPORATION	$18,784	$11,607	$38,648
Amounts attributable to IDT Corporation common stockholders:
Income from continuing operations	$18,784	$16,048	$29,901
(Loss) income from discontinued operations	—	(4,441)	8,747
Net income	$18,784	$11,607	$38,648
Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income from continuing operations	$0.85	$0.77	$1.45
(Loss) income from discontinued operations	—	(0.21)	0.42
Net income	$0.85	$0.56	$1.87
Weighted-average number of shares used in calculation of basic earnings per share	22,009	20,876	20,717
Diluted:
Income from continuing operations	$0.82	$0.72	$1.36
(Loss) income from discontinued operations	—	(0.20)	0.39
Net income	$0.82	$0.52	$1.75
Weighted-average number of shares used in calculation of diluted earnings per share	22,937	22,315	22,060
(i) Stock-based compensation included in selling, general and administrative expenses	$5,382	$5,875	$3,325

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended July 31 (in thousands)	2014	2013	2012
	(unaudited)
OPERATING ACTIVITIES
Net income	$21,010	$13,444	$38,785
Adjustments to reconcile net income to net cash provided by operating activities:
Net loss (income) from discontinued operations	—	4,634	(7,851)
Depreciation and amortization	16,318	14,910	16,648
Impairment of building and improvements	—	4,359	—
Deferred income taxes	2,487	15,198	(37,925)
Provision for doubtful accounts receivable	500	2,743	2,098
Net realized gains from investments	—	(586)	—
Gain on proceeds from insurance	(571)	—	—
Interest in the equity of investments	(1,282)	(1,968)	(1,157)
Stock-based compensation	5,382	5,875	3,325
Change in assets and liabilities:
Restricted cash and cash equivalents	(25,292)	(23,006)	(7,733)
Trade accounts receivable	(1,363)	17,606	8,728
Prepaid expenses, other current assets and other assets	(4,628)	2,890	(2,100)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(5,914)	(22,578)	10,703
Customer deposits	30,186	17,998	9,057
Income taxes payable	(29)	(576)	(4,721)
Deferred revenue	8,917	6,253	6,666
Net cash provided by operating activities	45,721	57,196	34,523
INVESTING ACTIVITIES
Capital expenditures	(17,021)	(14,537)	(10,830)
Deposit on purchase of leasehold interest in building	—	(950)	—
Collection of notes receivable, net	—	750	—
Cash used for acquisition and purchase of investments	(175)	(1,219)	—
Proceeds from sales and redemptions of investments	1,038	114	3,169
Purchases of other intangibles	(250)	(93)	—
Proceeds from sale of building	250	—	—
Proceeds from insurance	571	—	—
Purchases of marketable securities	(20,658)	(11,414)	—
Proceeds from maturities and sales of marketable securities	17,323	1,712	—
Proceeds from maturities of certificates of deposit	—	—	3,300
Net cash used in investing activities	(18,922)	(25,637)	(4,361)
FINANCING ACTIVITIES
Cash of subsidiaries deconsolidated as a result of spin-offs	—	(15,000)	(104,243)
Dividends paid	(13,635)	(17,123)	(15,014)
Distributions to noncontrolling interests	(1,888)	(2,245)	(1,580)
Purchases of stock of subsidiary	(1,133)	(1,804)	—
Proceeds from sales of stock and exercise of stock options of subsidiary	—	154	133
Proceeds from exercise of stock options	609	921	—
Repayments of capital lease obligations	—	—	(1,781)
Proceeds from revolving credit loan payable	56,000	21,062	—
Repayments of revolving credit loan payable and other borrowings	(64,318)	(21,304)	(332)
Repurchases of Class B common stock	(1,005)	(1,079)	(2,816)
Net cash used in financing activities	(25,370)	(36,418)	(125,633)
DISCONTINUED OPERATIONS
Net cash used in operating activities	—	(2,638)	(1,984)
Net cash (used in) provided by investing activities	—	(350)	4,992
Net cash (used in) provided by discontinued operations	—	(2,988)	3,008
Effect of exchange rate changes on cash and cash equivalents	794	1,241	(2,335)
Net increase (decrease) in cash and cash equivalents	2,223	(6,606)	(94,798)
Cash and cash equivalents (including discontinued operations) at beginning of year	151,600	158,206	253,004
Cash and cash equivalents (including discontinued operations) at end of year	153,823	151,600	158,206
Less cash and cash equivalents of discontinued operations at end of year	—	—	(2,598)
Cash and cash equivalents (excluding discontinued operations) at end of year	$153,823	$151,600	$155,608
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$743	$1,286	$3,621
Cash payments made for income taxes	$1,115	$483	$1,049
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Adjustment to liabilities in connection with the Straight Path Spin-Off	$1,624	—	$—
Escrow account balances included in other current assets used to reduce notes payable	$—	$1,976	$—
Net liabilities (assets) excluding cash and cash equivalents of subsidiaries deconsolidated as a result of spin-offs	$—	$1,341	$(18,803)

 Reconciliation of Non-GAAP Financial Measures for the Fourth Quarter Fiscal 2014

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed for the fourth quarter fiscal 2014 Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and amortization, impairment of building and improvements and other operating losses and subtract other operating gains.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, impairment of building and improvements, other operating losses, stock-based compensation and loss from discontinued operations, and subtracts other operating gains, reversals of the valuation allowance on deferred income tax assets and income from discontinued operations.

IDT’s measure of non-GAAP EPS is calculated by dividing non-GAAP net income by the basic and diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2014 and fiscal 2013 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

The impairment charges are also excluded in the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Impairments are primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of impairment charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating gains (losses), net, which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Although the Company has insurance claims and settlements of claims from time-to-time, and has a number of matters under litigation, such gains and losses do not occur each quarter nor are they part of the Company’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Reversals of the valuation allowance on deferred income tax assets are excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because these reversals are non-cash adjustments that are only indirectly related to the current results of IDT’s core operations. The reversals arise when IDT determines that it is more likely than not that a portion of its deferred income tax assets will be realized based on projected future taxable income, tax planning strategies and the scheduled reversal of deferred tax liabilities. The assessment of the valuation allowance requires significant subjective and complex judgments about matters that are inherently uncertain and may change in subsequent periods.

Loss from discontinued operations is also excluded from the calculation of non-GAAP net income and non-GAAP EPS because discontinued operations are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. Although there may be discontinued operations in the future, the loss from discontinued operations does not reflect the performance of IDT’s core and continuing operations.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income and, (c) for non-GAAP EPS, basic and diluted earnings per share.

IDT Corporation Reconciliation of Adjusted EBITDA to Net Income (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended July 31, 2014 (4Q14)
Adjusted EBITDA	$10.4	$12.0	$0.4	$0.3	$0.8	$(3.1)
Subtract:
Depreciation and amortization	4.2	3.6	-	0.2	0.4	-
Other operating loss	0.4	-	-	-	-	0.4
Income (loss) from operations	5.8	$8.4	$0.4	$0.1	$0.4	$(3.5)
Interest expense, net	(0.1)
Other expense, net	(1.2)
Income before income taxes	4.5
Benefit from income taxes	3.9
Net income	8.4
Net income attributable to noncontrolling interests	(0.7)
Net income attributable to IDT Corporation	$7.7

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended April 30, 2014 (3Q14)
Adjusted EBITDA	$13.3	$15.9	$0.5	$0.2	$-	$(3.3)
Subtract:
Depreciation and amortization	4.1	3.5	-	0.3	0.4	-
Income (loss) from operations	9.2	$12.4	$0.5	$(0.1)	$(0.4)	$(3.3)
Interest expense, net	(0.1)
Other income, net	0.1
Income before income taxes	9.2
Provision for income taxes	(3.6)
Net income	5.6
Net income attributable to noncontrolling interests	(0.6)
Net income attributable to IDT Corporation	$5.0

IDT Corporation
Reconciliation of Adjusted EBITDA to Net Loss
(unaudited)
in millions
Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended July 31, 2013 (4Q13)
Adjusted EBITDA	$9.7	$13.4	$0.4	$0.4	$(1.2)	$(3.4)
Subtract:
Depreciation and amortization	3.9	3.3	-	0.2	0.4	-
Impairment of building and improvements	4.4	-	-	-	4.4	-
Income (loss) from operations	1.4	$10.1	$0.4	$0.2	$(5.9)	$(3.4)
Interest expense, net	(0.1)
Other income, net	0.3
Income from continuing operations before income taxes	1.6
Provision for income taxes	(3.1)
Loss from continuing operations	(1.5)
Loss from discontinued operations, net of tax	(1.8)
Net loss	(3.3)
Net income attributable to noncontrolling interests	(0.3)
Net loss attributable to IDT Corporation	$(3.6)

IDT Corporation Reconciliation of Adjusted EBITDA to Net Income (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Year Ended July 31, 2014 (FY 2014)
Adjusted EBITDA	$45.3	$58.2	$1.8	$1.3	$(1.1)	$(14.8)
Subtract (Add):
Depreciation and amortization	16.3	13.8	-	1.0	1.5	-
Other operating (gains) losses, net	(0.8)	(0.7)	-	-	(0.6)	0.5
Income (loss) from operations	29.8	$45.1	$1.8	$0.3	$(2.0)	$(15.3)
Interest expense, net	(0.1)
Other expense, net	(4.7)
Income before income taxes	25.0
Provision for income taxes	(4.0)
Net income	21.0
Net income attributable to noncontrolling interests	(2.2)
Net income attributable to IDT Corporation	$18.8

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Year Ended July 31, 2013 (FY 2013)
Adjusted EBITDA	$39.4	$51.8	$1.8	$1.1	$(1.4)	$(13.9)
Subtract (Add):
Depreciation and amortization	14.9	12.3	-	0.8	1.7	0.1
Impairment of building and improvements	4.4	-	-	-	4.4	-
Other operating gains, net	(9.3)	(9.3)	-	-	-	-
Income (loss) from operations	29.4	$48.7	$1.8	$0.3	$(7.4)	$(14.0)
Interest expense, net	(0.8)
Other income, net	5.4
Income from continuing operations before income taxes	34.0
Provision for income taxes	(15.9)
Income from continuing operations	18.1
Loss from discontinued operations, net of tax	(4.6)
Net income	13.4
Net income attributable to noncontrolling interests	(1.8)
Net income attributable to IDT Corporation	$11.6

IDT Corporation
Reconciliations of Net Income to Non-GAAP Net Income and Earnings Per Diluted Share to Non-GAAP Diluted EPS
(unaudited)
in millions, except per share data
Figures may not foot due to rounding to millions.

	4Q14	3Q14	4Q13	Year Ended July 31, 2014	Year Ended July 31, 2013

Net income (loss)	$8.4	$5.6	$(3.3)	$21.0	$13.4
Adjustments (add) subtract:
Stock-based compensation	(0.5)	(0.8)	(1.5)	(5.4)	(5.9)
Depreciation and amortization	(4.2)	(4.2)	(3.9)	(16.3)	(14.9)
Impairment of building and improvements	-	-	(4.4)	-	(4.4)
Other operating (loss) gains, net	(0.4)	-	-	0.8	9.3
Reversal of a valuation allowance on foreign deferred income tax assets	4.1	-	-	4.1	-
Loss from discontinued operations	-	-	(1.8)	-	(4.6)
Total adjustments	(1.0)	(5.0)	(11.6)	(16.8)	(20.5)
Income tax effect of total adjustments	0.4	2.0	5.4	5.5	9.5
	(0.6)	(3.0)	(6.2)	(11.3)	(11.0)
Non-GAAP net income	$9.0	$8.6	$2.9	$32.3	$24.4

Earnings per share:
Basic	$0.34	$0.22	$(0.17)	$0.85	$0.56
Total adjustments	0.06	0.16	0.31	0.62	0.61
Non-GAAP EPS - basic	$0.40	$0.38	$0.14	$1.47	$1.17

Weighted-average number of shares used in calculation of basic earnings per share	22.7	22.7	21.0	22.0	20.9

Diluted	$0.33	$0.22	$(0.17)	$0.82	$0.52
Total adjustments	0.06	0.15	0.30	0.59	0.57
Non-GAAP EPS - diluted	$0.39	$0.37	$0.13	$1.41	$1.09

Weighted-average number of shares used in calculation of diluted earnings per share	23.1	23.0	22.7	22.9	22.3